Exhibit 99.1

January 23, 2013 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2012

NORTH LIBERTY, IOWA - January 23, 2013 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended December 31, 2012. Operating revenues for the quarter increased 3.8% to $136.2 million from $131.2 million in the fourth quarter of 2011. Operating income for the three month period was negatively impacted by a $4.1 million decrease in gains on disposal of property and equipment. Net income was $14.3 million compared to $17.1 million in the 2011 period, a 16.5% decrease. Basic earnings per share decreased 14.4% to $0.17 from $0.20 reported in the fourth quarter of 2011. Fuel surcharge revenues for the quarter increased 5.6% to $28.0 million from $26.5 million in the fourth quarter of 2011. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 81.9% and a 10.5% net margin (net income as a percentage of operating revenues) compared to 79.5% and 13.0%, respectively, in the fourth quarter of last year.

Operating revenues for the year increased 3.2% to $545.7 million from $528.6 million in the prior year. Operating income for the year was negatively impacted by a $17.0 million decrease in gains on disposal of property and equipment. Net income was $61.5 million compared to $69.9 million in the 2011 period, a 12.0% decrease. Basic earnings per share decreased 8.2% to $0.72 from $0.78 reported in 2011. Fuel surcharge revenues for the year increased 4.3% to $112.4 million from $107.8 million in the prior year. For the year, the Company posted an operating ratio of 82.6% and an 11.3% net margin compared to 79.8% and 13.2%, respectively, reported last year.

The Company continues to experience significant swings in fuel expense from quarter to quarter. Fuel expense increased $3.2 million or 8.2% during the quarter and $7.1 million or 4.4% during the year, primarily due to an increase in average fuel prices over the similar prior periods. The U.S. average cost of fuel was $4.015 per gallon during the fourth quarter of 2012, a 3.7% increase over the fourth quarter of the prior year and $3.971 for the year, a 3.2% increase from the prior year. The Company continues to focus on fuel surcharge pricing, truck idling hours, overall tractor fuel economy, and fuel purchasing decisions in an effort to lessen the impact of higher fuel costs.

The average age of the Company's tractor fleet was 2.4 years as of December 31, 2012 with all of the fleet being 2010 models and newer. The Company took delivery of 225 new trucks during the fourth quarter which included ProStar Plus International and Freightliner Cascadia models. An additional 675 new trucks will be received throughout the first quarter of 2013 to complete this current upgrade. The average age of the Company's trailer fleet improved to 3.1 years at December 31, 2012 compared to 4.1 years at December 31, 2011, with 96% of our trailers being 2007 models and newer at year end. The Company took delivery of 1,864 new Wabash trailers during the year including 890 during the fourth quarter. The Company sold 1,292 trailers during the year including 119 trailers during the fourth quarter. These continued fleet upgrades keep our tractor and trailer fleets in late model equipment which the Company believes is a key component of delivering quality customer service. These fleet upgrades also allow us to maintain our strong industry CSA (Compliance, Safety, Accountability) scores.

The Company ended the year with cash, cash equivalents, and long-term investments totaling $139.9 million, a $50.4 million decrease from the $190.3 million reported at December 31, 2011. Consistent with 2011, net cash flows from operations continued to be strong at 18.7% of operating revenues during 2012. Our reduction in cash and investments during the year was mainly the result of capital expenditures for the year of $37.6 million primarily for new tractors and trailers, net of equipment sale proceeds related to our trailer and tractor fleet upgrade programs, dividend payments of $91.9 million and payments for stock repurchases of $24.2 million. The Company funded these current year expenditures through the use of cash generated from operations as well as $32.4 million in calls, at par, received on illiquid auction rate securities. The Company continues to maintain a debt-free balance sheet with total assets of $467.7 million. The Company ended the year with a return on total assets of 11.6% and a 17.7% return on equity compared to 13.0% and 19.9%, respectively, during 2011.

Commitment to our shareholders continues through the payment of cash dividends and the repurchase of common stock. A dividend of $1.02 per share was declared and paid during the quarter. The Company has now paid cumulative cash dividends of $436.5 million, including three special dividends, over the past thirty-eight consecutive quarters. In addition, the Company purchased 2.1% of its outstanding shares during the year at a cost of $24.2 million. Total shares repurchased during the year were 1.8 million including 0.7 million in the fourth quarter.

Nineteen customer service awards were received in 2012 because of our dependability and performance. The Company's commitment to customer service as one of our core fundamentals has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. These awards include the Eastman Chemical 2011 Supplier Excellence Award for the sixteenth consecutive year, the 2011 Winegard Company Truckload Carrier of the Year Award, the Cost Plus World Market 2011 Premier Carrier Partner Award, the Lowe's 2011 Gold Carrier Award, the Walmart Transportation 2011 Sam's Carrier of the Year Award, the Nestle Waters Madison 2011 World Class Customer Service Award, the FedEx SmartPost Carrier of the Year award for the fifth time, the FedEx Gold Service Award for 99.87% on time service, the FedEx SmartPost Peak Performance Award, the Dupont 2011 Outstanding Service Award, TransFreight Certificate of Appreciation for dedication to exceptional performance, the United Sugars 2012 Service in Excellence Award, the Sonoco 2012 Prospector Award, the Schneider Logistics Carrier of the Year Award, the 2011 BP Safety Award, and the LXP Managed Freight Elite Fleet Member Award. In addition, we received the Fleet Owner magazine 2011 For-Hire Fleet of the Year and the Logistics Management magazine Dry-Freight Carriers Quest for Quality Award for the tenth consecutive year as well as the Environmental Protection Agency's SmartWay Excellence Award.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
OPERATING REVENUE	$136,193	$131,209	$545,745	$528,623

OPERATING EXPENSES:
Salaries, wages, and benefits	$41,216	$41,885	$167,073	$166,717
Rent and purchased transportation	1,521	1,760	6,273	7,527
Fuel	42,722	39,494	168,981	161,915
Operations and maintenance	6,911	4,435	25,282	20,938
Operating taxes and licenses	2,249	2,272	8,694	9,225
Insurance and claims	3,608	2,770	14,906	13,142
Communications and utilities	704	816	2,953	2,957
Depreciation	14,974	16,284	57,158	57,226
Other operating expenses	3,256	4,432	14,633	14,552
Gain on disposal of property and equipment	(5,676)	(9,804)	(15,109)	(32,133)

	111,485	104,344	450,844	422,066

Operating income	24,708	26,865	94,901	106,557

Interest income	174	153	674	773

Income before income taxes	24,882	27,018	95,575	107,330

Federal and state income taxes	10,590	9,897	34,034	37,398

Net income	$14,292	$17,121	$61,541	$69,932

Earnings per share
Basic	$0.17	$0.20	$0.72	$0.78
Diluted	$0.17	$0.20	$0.71	$0.78

Weighted average shares outstanding
Basic	85,010	87,150	85,892	89,656
Diluted	85,287	87,219	86,201	89,673

Dividends declared per share	$1.02	$0.02	$1.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$119,838	$139,770
Trade receivables, net	46,555	44,198
Prepaid tires	6,603	12,820
Other current assets	2,281	1,932
Income tax receivable	2,351	314
Deferred income taxes, net	13,797	14,401
Total current assets	191,425	213,435

PROPERTY AND EQUIPMENT	432,330	409,710
Less accumulated depreciation	189,959	161,269
	242,371	248,441
LONG-TERM INVESTMENTS	20,016	50,569
OTHER ASSETS	13,925	13,221
	$467,737	$525,666
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,583	$9,088
Compensation and benefits	16,409	15,493
Insurance accruals	13,924	13,997
Other accruals	7,439	7,085
Total current liabilities	45,355	45,663
LONG-TERM LIABILITIES
Income taxes payable	23,122	24,077
Deferred income taxes, net	51,306	57,661
Insurance accruals less current portion	57,590	57,494
Total long-term liabilities	132,018	139,232
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2012 and 2011; outstanding 84,770 and 86,475 in 2012 and 2011, respectively	907	907
Additional paid-in capital	2,968	589
Retained earnings	368,313	398,706
Treasury stock, at cost; 5,919 and 4,214 shares in 2012 and 2011, respectively	(80,540)	(56,350)
Accumulated other comprehensive loss	(1,284)	(3,081)
	290,364	340,771
	$467,737	$525,666